Exhibit 99.1

ARES MANAGEMENT CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

NEW YORK--Ares Management Corporation (NYSE:ARES) today reported its financial results for its fourth quarter and full year ended December 31, 2023.

GAAP net income attributable to Ares Management Corporation was $174.0 million and $474.3 million, respectively, for the quarter and year ended December 31, 2023. On a basic basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.88 and $2.44, respectively, for the quarter and year ended December 31, 2023. On a diluted basis, net income attributable to Ares Management Corporation per share of Class A and non-voting common stock was $0.86 and $2.42, respectively, for the quarter and year ended December 31, 2023.

After-tax realized income was $400.4 million and $1,185.7 million, respectively, for the quarter and year ended December 31, 2023. After-tax realized income per share of Class A and non-voting common stock was $1.21 and $3.65, respectively, for the quarter and year ended December 31, 2023. Fee related earnings were $368.7 million and $1,163.7 million, respectively, for the quarter and year ended December 31, 2023.

“In 2023, we generated significant year-over-year growth in many of our key financial metrics, continued our fundraising momentum, and accelerated our investment activity, resulting in a strong quarter to end the year,” said Michael Arougheti, Chief Executive Officer and President of Ares. “We raised $21 billion in the fourth quarter and more than $74 billion for the year, our second highest level ever, as we continue to expand our investment platform and generate compelling investment performance.”

“We ended the year with a record level of available capital of $111 billion, positioning us to invest opportunistically and drive continued strong growth in our key financial metrics,” said Jarrod Phillips, Chief Financial Officer of Ares. “We are experiencing growing contributions from the more recent investments we have made to expand our investment platform, and we are excited about their future growth in the coming years.”

Common Stock Dividend

Ares declared a quarterly dividend of $0.93 per share of its Class A and non-voting common stock, payable on March 29, 2024 to its Class A and non-voting common stockholders of record at the close of business on March 15, 2024.

Dividend Reinvestment Program

Ares has a Dividend Reinvestment Program for its Class A common stockholders that will be effective for the quarterly dividend on March 29, 2024. Equiniti Trust Company is engaged to administer the plan on behalf of Ares. Additional information can be located on the Investor Resources section of our website.

Additional Information

Ares issued a full detailed presentation of its fourth quarter and full year 2023 results, which can be viewed at www.aresmgmt.com on the Investor Resources section of our home page under Events and Presentations. The presentation is titled “Fourth Quarter and Full Year 2023 Earnings Presentation.”

2024 Annual Stockholders Meeting

The Board of Directors set April 5, 2024 as the record date for Ares’ 2024 Annual Meeting of Stockholders. The 2024 Annual Meeting of Stockholders will be held on June 4, 2024.

Conference Call and Webcast Information

Ares will host a conference call on February 8, 2024 at 11:00 a.m. (Eastern Time) to discuss fourth quarter and full year results. All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of our website at www.aresmgmt.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing +1 (800) 245-3047. International callers can access the conference call by dialing +1 (203) 518-9783. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected. For interested parties, an archived replay of the call will be available through March 8, 2024 to domestic callers by dialing +1 (800) 753-5212 and to international callers by dialing +1 (402) 220-2673. An archived replay will also be available through March 8, 2024 on a webcast link located on the Home page of the Investor Resources section of our website.

About Ares Management Corporation

Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, private equity, real estate and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of December 31, 2023, Ares Management Corporation's global platform had approximately $419 billion of assets under management with approximately 2,850 employees operating across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Forward-Looking Statements

Statements included herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which reflect our current views with respect to, among other things, future events, operations and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. Actual results may vary materially from those indicated in these forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Ares Management Corporation does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Nothing in this press release constitutes an offer to sell or solicitation of an offer to buy any securities of Ares or an investment fund managed by Ares or its affiliates.

Investor Relations Contacts

Carl Drake	Greg Mason	Cameron Rudd
cdrake@aresmgmt.com	gmason@aresmgmt.com	crudd@aresmgmt.com
(800) 340-6597	(800) 340-6597	(800) 340-6597

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